EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Javelin Exchange-Traded Trust and to the use of our report dated February 26, 2010 on the financial statements and financial highlights of JETS Dow Jones Islamic Market International Index Fund, a series of shares of beneficial interest in the Javelin Exchange-Traded Trust.  Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
April 27, 2010